Exhibit 99.1

NEWS CORPORATION REPORTS FOURTH QUARTER AND

FULL YEAR RESULTS FOR FISCAL 2019

FISCAL 2019 FULL YEAR KEY FINANCIAL HIGHLIGHTS

●

Revenues were $10.07 billion, a 12% increase compared to $9.02 billion in the prior year, reflecting the consolidation of Foxtel for the full year and growth at the Digital Real Estate Services segment

●	Net income of $228 million compared to a net loss of ($1.44) billion in the prior year

●	Total Segment EBITDA was $1.24 billion compared to $1.07 billion in the prior year

●	Reported diluted EPS were $0.26 compared to ($2.60) in the prior year – Adjusted EPS were $0.46 compared to $0.44 in the prior year

●	The Wall Street Journal subscribers reached a record of 2.6 million with digital-only subscribers accounting for approximately 69% of the total subscriber base

●	Book Publishing reported record Segment EBITDA, helped by successful front-list titles, strong backlist and continued expansion of downloadable audiobook sales

●	Strengthened the Digital Real Estate Services segment through strategic investments including the acquisitions of Opcity and Hometrack Australia

●

Subscribers for Foxtel’s over-the-top services grew over 90% since the beginning of the calendar year with approximately 777,000 paid OTT subscribers, including approximately 331,000 paid subscribers at Kayo

●	Announced the strategic review of News America Marketing

NEW YORK, NY – August 8, 2019 – News Corporation (“News Corp” or the “Company”) (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the three months and fiscal year ended June 30, 2019.

Commenting on the results, Chief Executive Robert Thomson said:

“News Corp completed Fiscal 2019 robustly, with revenues rising 12 percent and profitability 16 percent higher compared to the prior year, reflecting the consolidation of Foxtel, strength in digital real estate and substantial progress in the successful digital transformation of our news businesses.

We are acutely focused on simplifying the structure of the company and making clear the full value of the sum of our parts. To that end, we recently announced a strategic review of News America Marketing, including a sale of the business; we have received material interest and the process is progressing well.

Significantly, we posted higher Segment EBITDA at our News and Information Services segment, thanks to a rapid rise in digital paid subscribers, particularly at Dow Jones. The Wall Street Journal recorded a notable increase in digital-only subscribers, who now account for over 69 percent of the total subscriber base. The Risk & Compliance business is also flourishing, with revenue expanding 24 percent, the fourth consecutive year of growth well above 20 percent.

For the Digital Real Estate Services segment, both REA and realtor.com® strengthened their competitive positions through strategic acquisitions and product enhancements, despite headwinds in housing markets. We note with interest the recent signs of improvement in the U.S. housing environment, with lead volume improving, record traffic to realtor.com® and an uptick in pending home sales.

At Foxtel, paying subscribers for the Kayo sports streaming service more than doubled between the third and fourth quarters to 331,000, while average churn among sports subscribers to the Foxtel broadcast service actually fell during the same period. Clearly, Kayo is adding significantly to the total number of sports viewers in Australia prepared to pay for premium content.”

FULL YEAR RESULTS

The Company reported fiscal 2019 full year total revenues of $10.07 billion, a 12% increase compared to $9.02 billion in the prior year period, reflecting the impact from the consolidation of Foxtel’s results following the combination of Foxtel and FOX SPORTS Australia (the “Transaction”) into a new company in the fourth quarter of fiscal 2018 and growth in the Digital Real Estate Services segment. The growth was partially offset by a $311 million negative impact from foreign currency fluctuations, lower print advertising and News America Marketing revenues at the News and Information Services segment, and $72 million of lower revenues as a result of the adoption of the new revenue recognition standard. Adjusted Revenues (which exclude the foreign currency impact, acquisitions and divestitures as defined in Note 1) increased 1%.

Net income for the full year was $228 million as compared to a net loss of ($1.44) billion in the prior year. The improvement was primarily driven by the absence of the non-cash impairment charges and write-downs of $1.2 billion recognized in fiscal 2018, higher Other, net, lower tax expense and higher Total Segment EBITDA, as discussed below. The improvement was partially offset by higher depreciation and amortization expense and higher interest expense.

Total Segment EBITDA for the full year was $1.24 billion, a 16% increase compared to $1.07 billion in the prior year, driven by the consolidation of Foxtel’s results and higher contribution from the News and Information Services and Book Publishing segments. Adjusted Total Segment EBITDA (as defined in Note 1) increased 4%.

Diluted net income per share available to News Corporation stockholders was $0.26 as compared to net loss per share of ($2.60) in the prior year.

Adjusted EPS (as defined in Note 3) were $0.46 compared to $0.44 in the prior year.

FOURTH QUARTER RESULTS

The Company reported fiscal 2019 fourth quarter total revenues of $2.47 billion, an 8% decline compared to $2.69 billion in the prior year period, primarily due to the $105 million negative impact from foreign currency fluctuations, lower revenues at the Book Publishing segment, which includes the absence of the one-time contribution from the sublicensing agreement for J.R.R. Tolkien’s The Lord of the Rings trilogy, lower broadcast subscriber revenues at the Subscription Video Services segment, lower advertising revenues at the News and Information Services segment and $18 million of lower revenues as a result of the adoption of the new revenue recognition standard. Adjusted Revenues decreased 5%.

Net loss for the quarter was ($42) million as compared to a net loss of ($355) million in the prior year. The improvement was mainly due to the absence of the write-off of the FOX SPORTS Australia channel distribution agreement (the “FSA channel distribution agreement”) intangible asset of $317 million in the prior year, which was reflected in Other, net, and lower tax expense. The improvement was partially offset by lower Total Segment EBITDA and higher impairment and restructuring charges.

Total Segment EBITDA for the quarter was $269 million, a 14% decrease compared to $314 million in the prior year, reflecting lower revenues, as discussed above, and higher costs associated with continued investment in Opcity in the Digital Real Estate Services segment. The decline was partially offset by cost reductions at the News and Information Services segment. Adjusted Total Segment EBITDA decreased 8%.

Net loss per share available to News Corporation stockholders was ($0.09) as compared to ($0.64) in the prior year.

Adjusted EPS were $0.07 compared to $0.08 in the prior year.

SEGMENT REVIEW

	For the three months ended			For the fiscal years ended
	June 30,			June 30,
	2019	2018	% Change	2019	2018	% Change
	(in millions)		Better/ (Worse)	(in millions)		Better/ (Worse)
Revenues:
News and Information Services	$1,227	$1,294	(5)%	$4,956	$5,119	(3)%
Subscription Video Services	536	610	(12)%	2,202	1,004	**
Book Publishing	419	490	(14)%	1,754	1,758	-
Digital Real Estate Services	283	299	(5)%	1,159	1,141	2%
Other	1	-	**	3	2	50%

Total Revenues	$2,466	$2,693	(8)%	$10,074	$9,024	12%

Segment EBITDA:
News and Information Services	$108	$95	14%	$417	$397	5%
Subscription Video Services(a)	85	97	(12)%	380	173	**
Book Publishing	44	72	(39)%	253	239	6%
Digital Real Estate Services	84	99	(15)%	384	401	(4)%
Other(b)	(52)	(49)	(6)%	(190)	(139)	(37)%

Total Segment EBITDA	$269	$314	(14)%	$1,244	$1,071	16%

** - Not meaningful

(a)

Subscription Video Services Segment EBITDA for the three months and fiscal year ended June 30, 2018 included transaction related costs of $12 million and $17 million, respectively, associated with the Transaction.

(b)

Other Segment EBITDA for the fiscal year ended June 30, 2018 included a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

News and Information Services

Full Year Segment Results

Fiscal 2019 full year revenues declined $163 million, or 3%, compared to the prior year, including the $154 million, or 3%, negative impact from foreign currency fluctuations. Within the segment, Dow Jones revenues grew 3%, while revenues at News UK declined 4% and revenues at News Corp Australia and News America Marketing both declined 6%. Adjusted Revenues for the segment were flat compared to the prior year.

Advertising revenues declined 7% compared to the prior year, reflecting weakness in the print advertising market, a $74 million, or 3%, negative impact from foreign currency fluctuations and lower revenues at News America Marketing. Circulation and subscription revenues increased 1% compared to the prior year, reflecting continued strength at Dow Jones, partially offset by a $61 million, or 2%, negative impact from foreign currency fluctuations. Other revenues increased 3% compared to the prior year, primarily due to the $38 million net benefit related to News UK’s exit of the gaming partnership with Tabcorp for Sun Bets.

Full year Segment EBITDA increased $20 million, or 5%, as compared to the prior year, primarily due to higher contribution from Dow Jones and News Corp Australia. The improvement was partially offset by the lower revenues discussed above. Adjusted Segment EBITDA (as defined in Note 1) increased 7% compared to the prior year.

Fourth Quarter Segment Results

Revenues in the quarter decreased $67 million, or 5%, compared to the prior year, reflecting a $40 million, or 3%, negative impact from foreign currency fluctuations. Within the segment, Dow Jones revenues grew 4%, while revenues at News America Marketing declined 6%. News Corp Australia and News UK declined 7% and 10%, respectively, primarily driven by foreign currency headwinds. Adjusted Revenues for the segment were 2% lower compared to the prior year.

Advertising revenues declined 8% compared to the prior year, of which $18 million, or 2%, was related to the negative impact from foreign currency fluctuations. The remainder of the decline was driven by weakness in the print advertising market and lower home delivered revenues, which include free-standing insert products, at News America Marketing, partially offset by growth in digital advertising revenues. Advertising revenues at Dow Jones were flat in the quarter as growth in digital advertising offset the decline in print advertising. Digital revenues represented 40% of total Dow Jones advertising revenues in the quarter.

Circulation and subscription revenues were flat compared to the prior year, including a $17 million, or 3%, negative impact from foreign currency fluctuations. Circulation and subscription revenues again benefited from a healthy contribution from Dow Jones, which again saw a 7% increase in its circulation revenues, reflecting digital paid subscriber growth of 14% and subscription price increases at The Wall Street Journal, as well as the continued growth in its Risk & Compliance products. Dow Jones’ consumer products reached approximately 3.3 million total subscribers, reflecting a 9% increase compared to the prior year. Cover price increases at other mastheads also contributed to the results. These increases were partially offset by lower print volume in the U.K. and Australia.

Segment EBITDA increased $13 million in the quarter, or 14%, as compared to the prior year, primarily due to higher contribution from News America Marketing, as well as continued cost reductions across the businesses. The growth was partially offset by lower revenues, as mentioned above. Adjusted Segment EBITDA increased 17% compared to the prior year.

Digital revenues represented 33% of News and Information Services segment revenues in the quarter, compared to 30% in the prior year. For the quarter, digital revenues for Dow Jones and the newspaper mastheads represented 37% of their combined revenues, and at Dow Jones, digital accounted for 55% of its circulation revenues. Digital subscribers and users across key properties within the News and Information Services segment are summarized below:

●	The Wall Street Journal average daily digital subscribers in the three months ended June 30, 2019 were 1,818,000, compared to 1,590,000 in the prior year (Source: Internal data)
●	Closing digital subscribers at News Corp Australia’s mastheads as of June 30, 2019 were 517,300, compared to 415,600 in the prior year (Source: Internal data)
●	The Times and Sunday Times closing digital subscribers as of June 30, 2019 were 304,000, compared to 256,000 in the prior year (Source: Internal data)
●	The Sun’s digital offering reached approximately 113 million global monthly unique users in June 2019 (Source: Google Analytics; prior year comparable statistic unavailable due to source change)

Subscription Video Services

Full Year Segment Results

Revenues and Segment EBITDA for fiscal 2019 increased $1.20 billion and $207 million, respectively, compared to the prior year, primarily due to the consolidation of Foxtel’s results for the full year. Adjusted Revenues and Adjusted Segment EBITDA, which exclude the impact of foreign currency fluctuations, acquisitions and divestitures, declined 2% and 19%, respectively.

On a pro forma basis, reflecting the Transaction, segment revenues for fiscal 2019 declined $342 million, or 13%, compared with the prior year, of which $181 million, or 7%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was driven by the impact from lower broadcast subscribers and changes in the subscriber package mix, partially offset by higher revenues from Foxtel Now and Kayo.

Segment EBITDA for fiscal 2019 decreased $165 million, or 30%, compared with pro forma Segment EBITDA for the prior year, primarily due to the lower revenues discussed above, $95 million of higher sports programming and production costs, mainly related to Cricket Australia and National Rugby League rights, as well as higher marketing costs related to the launch of Kayo. The decline was partially offset by the $150 million positive impact on expenses from foreign currency fluctuations and lower entertainment programming and non-programming costs.

Fourth Quarter Segment Results

Revenues in the quarter decreased $74 million, or 12%, compared to the prior year, of which $44 million, or 7%, was due to the negative impact from foreign currency fluctuations. The remainder of the revenue decline was primarily due to lower broadcast subscribers and changes in the subscriber package mix, partially offset by higher revenues from Foxtel Now and Kayo. Adjusted Revenues for the segment decreased 5% compared to the prior year.

As of June 30, 2019, Foxtel’s total closing subscribers were 3.144 million, which was 12% higher than the prior year, primarily due to the launch of Kayo, subscriber growth at Foxtel Now and the inclusion of commercial subscribers of FOX SPORTS Australia beginning in the first quarter of fiscal 2019, partially offset by lower broadcast subscribers. Approximately 2.4 million of the total closing subscribers were broadcast and commercial subscribers, and the remainder consisted of Foxtel Now and Kayo subscribers. Following its launch in November 2018, Kayo grew over 8 months to reach 382,000 subscribers, of which around 331,000 were paying subscribers as of June 30, 2019. Foxtel Now totaled 460,000 subscribers as of June 30, 2019, of which approximately 446,000 were paying subscribers, up 32% compared to the prior year. Broadcast subscriber churn in the quarter was 14.7% compared to 12.5% in the prior year, reflecting the impact of the price increase implemented in October as well as increased volume of churn from lower-value customers who were on a no-contract basis. Broadcast ARPU for the quarter declined 1% compared to the prior year to more than A$78 (US$55).

Segment EBITDA in the quarter decreased $12 million, or 12%, compared with the prior year, primarily due to the lower revenues discussed above, $20 million of higher sports programming costs, primarily related to Cricket Australia, higher marketing costs related to Kayo and the $8 million negative impact from foreign currency fluctuations. The declines were partially offset by the absence of $12 million of transaction costs from the prior year related to the Transaction and lower entertainment programming costs. Adjusted Segment EBITDA declined 19% compared to the prior year.

Book Publishing

Full Year Segment Results

Fiscal 2019 full year revenues were flat compared to the prior year, as higher sales in the Christian, general and children’s books categories were offset by $65 million of lower revenues as a result of the adoption of the new revenue recognition standard, the absence of $28 million of revenues from The Lord of the Rings trilogy sublicensing agreement in the prior year and the $27 million negative impact from foreign currency fluctuations. Titles to highlight in the fiscal year are Girl, Wash Your Face and Girl, Stop Apologizing by Rachel Hollis, The Subtle Art of Not Giving a F*ck by Mark Manson and Homebody by Joanna Gaines. Digital sales increased 7% compared to the prior year, driven by the growth in downloadable audiobook sales, and represented 20% of Consumer revenues for the year. Segment EBITDA increased $14 million, or 6%, from the prior year primarily due to the mix of titles.

Fourth Quarter Segment Results

Revenues in the quarter declined $71 million, or 14%, compared to the prior year, primarily due to the absence of $28 million of revenues from The Lord of the Rings trilogy sublicensing agreement in the prior year, lower sales of Magnolia Table by Joanna Gaines compared to the prior year period and $18 million of lower revenues as a result of the adoption of the new revenue recognition standard. The decline was partially offset by the success of new releases such as Everything is F*cked by Mark Manson and The World’s Worst Teachers by David Walliams. Digital sales increased 1% compared to the prior year, driven by the growth in downloadable audiobook sales, and represented 22% of Consumer revenues for the quarter. Segment EBITDA for the quarter declined $28 million, or 39%, from the prior year due to the lower revenues noted above.

Digital Real Estate Services

Full Year Segment Results

Fiscal 2019 full year revenues increased $18 million, or 2%, compared to the prior year, primarily due to the continued growth at Move and REA Group, partially offset by the $56 million, or 4%, negative impact of foreign currency fluctuations and the disposal of Diakrit in July 2018. Segment EBITDA declined $17 million, or 4%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $30 million, or 7%. The decline was also due in large part to higher costs associated with the acquisition of and further investment in Opcity, partially offset by the higher revenues noted above. Adjusted Revenues and Adjusted Segment EBITDA increased 6% and 11%, respectively, compared to the prior year.

In the fiscal year, revenues at REA Group increased 1% to $674 million from $666 million in the prior year, driven by an increase in Australian residential depth revenue and the acquisition of Hometrack Australia, partially offset by the negative impact from foreign currency fluctuations mentioned above and softness in listing volumes. Move’s revenues in the fiscal year increased 7% to $484 million from $452 million in the prior year, primarily due to 16% growth in its real estate revenues, including the acquisition of Opcity, partially offset by planned declines in advertising revenues.

Fourth Quarter Segment Results

Revenues in the quarter declined $16 million, or 5%, compared to the prior year, of which foreign currency fluctuations had a negative impact of $13 million, or 4%. The remainder of the decline was due to the disposal of Diakrit in July 2018. Segment EBITDA in the quarter declined $15 million, or 15%, compared to the prior year, primarily due to higher costs associated with further investment in Opcity following the acquisition and the $5 million negative impact from foreign currency fluctuations. Adjusted Revenues were flat compared to the prior year and Adjusted Segment EBITDA increased 7% compared to the prior year.

In the quarter, revenues at REA Group decreased 6% to $161 million from $172 million in the prior year, primarily due to the negative impact from foreign currency fluctuations, as mentioned above, and lower Australian residential depth revenue due to the weakness in listing volumes. The decline was partially offset by higher financial services and data revenues as a result of the adoption of the new revenue recognition standard as well as the acquisition of Hometrack Australia in June 2018.

Move’s revenues in the quarter increased 3% to $123 million from $120 million in the prior year, primarily due to 8% growth in its real estate revenues, partially offset by lower software and services revenues. The increase in real estate revenues, which represent 77% of Move’s total revenues, reflect higher yield per lead, improving lead volume and the acquisition of Opcity. Realtor.com® continued to migrate leads from its ConnectionsSM Plus product to its performance-based Opcity product, as it further evolves and scales its platform. Based on Move’s internal data, average monthly unique users of realtor.com®’s web and mobile sites for the fiscal fourth quarter grew 14% year-over-year to approximately 72 million, with mobile representing more than half of all unique users.

REVIEW OF EQUITY LOSSES OF AFFILIATES

	For the three months ended		For the fiscal years ended
	June 30,		June 30,
	2019	2018	2019	2018
	(in millions)

Foxtel (a)	$-	$-	$-	$(974)
Other equity affiliates, net	(4)	(4)	(17)	(32)

Total equity losses of affiliates	$(4)	$(4)	$(17)	$(1,006)

(a)

The Company amortized nil and $49 million related to excess cost over the Company’s proportionate share of its investment’s underlying net assets allocated to finite-lived intangible assets during the three months and fiscal year ended June 30, 2018, respectively. Such amortization is reflected in Equity losses of affiliates in the Statements of Operations.

Fiscal 2019 full year equity losses of affiliates were ($17) million compared to ($1,006) million in the prior year. During fiscal 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel and $13 million in non-cash write-downs of certain equity method investments’ carrying values. The Company ceased accounting for Foxtel as an equity method investment and began consolidating the results of Foxtel in the fourth quarter of fiscal 2018 following completion of the Transaction in April 2018.

Equity losses of affiliates for the fourth quarter were ($4) million compared to ($4) million in the prior year.

FULL YEAR CASH FLOW

The following table presents a reconciliation of net cash provided by operating activities to free cash flow available to News Corporation:

	For the fiscal years ended June 30,
	2019	2018
	(in millions)
Net cash provided by operating activities	$928	$757
Less: Capital expenditures	(572)	(364)

	356	393
Less: REA Group free cash flow	(212)	(207)
Plus: Cash dividends received from REA Group	69	63

Free cash flow available to News Corporation	$213	$249

Net cash provided by operating activities improved $171 million for the fiscal year ended June 30, 2019 as compared to the prior year period, primarily due to higher Total Segment EBITDA, higher cash distributions received from affiliates of $27 million and lower net tax payments of $27 million, partially offset by higher net interest payments of $46 million.

Free cash flow available to News Corporation for the fiscal year ended June 30, 2019 was $213 million compared to $249 million in the prior year period. The decrease was primarily due to higher capital expenditures, partially offset by higher cash provided by operating activities, as mentioned above. Foxtel’s full year capital expenditures for fiscal 2019 were approximately $302 million, compared to approximately $285 million in the prior year period. Foxtel’s total capital expenditures in fiscal 2020 is expected to be lower by approximately 20%.

Free cash flow available to News Corporation is a non-GAAP financial measure defined as net cash provided by operating activities, less capital expenditures (“free cash flow”), less REA Group free cash flow, plus cash dividends received from REA Group.

The Company considers free cash flow available to News Corporation to provide useful information to management and investors about the amount of cash that is available to be used to strengthen the Company’s balance sheet and for strategic opportunities including, among others, investing in the Company’s business, strategic acquisitions, dividend payouts and repurchasing stock. The Company believes excluding REA Group’s free cash flow and including dividends received from REA Group provides users of its consolidated financial statements with a measure of the amount of cash flow that is readily available to the Company, as REA Group is a separately listed public company in Australia and must declare a dividend in order for the Company to have access to its share of REA Group’s cash balance. The Company believes free cash flow available to News Corporation provides a more conservative view of the Company’s free cash flow because this presentation includes only that amount of cash the Company actually receives from REA Group, which has generally been lower than the Company’s unadjusted free cash flow. A limitation of free cash flow available to News Corporation is that it does not represent the total increase or decrease in the cash balance for the period. Management compensates for the limitation of free cash flow available to News Corporation by also relying on the net change in cash and cash equivalents as presented in the Company’s consolidated statements of cash flows prepared in accordance with GAAP which incorporates all cash movements during the period.

OTHER ITEMS

The Company today declared a semi-annual cash dividend of $0.10 per share for Class A Common Stock and Class B Common Stock. This dividend is payable on October 16, 2019 to stockholders of record as of September 11, 2019.

COMPARISON OF NON-GAAP INFORMATION TO U.S. GAAP INFORMATION

Adjusted Revenues, Total Segment EBITDA, Adjusted Total Segment EBITDA, Adjusted Segment EBITDA, adjusted net income available to News Corporation stockholders, Adjusted EPS and free cash flow available to News Corporation are non-GAAP financial measures contained in this earnings release. The Company believes these measures are important tools for investors and analysts to use in assessing the Company’s underlying business performance and to provide for more meaningful comparisons of the Company’s operating performance between periods. These measures also allow investors and analysts to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies and should be considered in addition to, not as a substitute for, measures of financial performance calculated in accordance with GAAP. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are included in Notes 1, 2 and 3 and the reconciliation of net cash provided by operating activities to free cash flow available to News Corporation is included above.

Conference call

News Corporation’s earnings conference call can be heard live at 5:30 p.m. EDT on August 8, 2019. To listen to the call, please visit http://investors.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding trends and uncertainties affecting the Company’s business, results of operations and financial condition, the Company’s strategy and strategic initiatives, including potential acquisitions, investments and dispositions such as the strategic review and potential sale of NAM, and the outcome of contingencies such as litigation and investigations. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have and do not undertake any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, and we expressly disclaim any such obligation, except as required by law or regulation.

About News Corporation

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: www.newscorp.com.

Contacts:

Investor Relations

Michael Florin

212-416-3363

mflorin@newscorp.com

Leslie Kim

212-416-4529

lkim@newscorp.com

Corporate Communications

Jim Kennedy

212-416-4064

jkennedy@newscorp.com

Ilana Ozernoy

212-416-3364

iozernoy@newscorp.com

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	For the three months		For the fiscal years
	ended June 30,		ended June 30,
	2019	2018	2019	2018
Revenues:
Circulation and subscription	$1,016	$1,074	$4,104	$3,021
Advertising	686	755	2,738	2,856
Consumer	398	444	1,679	1,664
Real estate	215	225	908	858
Other	151	195	645	625

Total Revenues	2,466	2,693	10,074	9,024
Operating expenses	(1,398)	(1,464)	(5,622)	(4,903)
Selling, general and administrative	(799)	(915)	(3,208)	(3,050)
Depreciation and amortization	(165)	(175)	(659)	(472)
Impairment and restructuring charges	(117)	(78)	(188)	(351)
Equity losses of affiliates	(4)	(4)	(17)	(1,006)
Interest expense, net	(14)	(16)	(59)	(7)
Other, net	3	(333)	33	(324)

(Loss) income before income tax expense	(28)	(292)	354	(1,089)
Income tax expense	(14)	(63)	(126)	(355)

Net (loss) income	(42)	(355)	228	(1,444)
Less: Net income attributable to noncontrolling interests	(9)	(16)	(73)	(70)

Net (loss) income attributable to News Corporation stockholders	(51)	(371)	155	(1,514)
Less: Adjustments to Net (loss) income attributable to News Corporation stockholders – Redeemable preferred stock dividends	-	(1)	-	(2)

Net (loss) income available to News Corporation stockholders	$(51)	$(372)	$155	$(1,516)

Weighted average shares outstanding:
Basic	585	583	585	583
Diluted	585	583	588	583
Net (loss) income available to News Corporation stockholders per share
Basic	$(0.09)	$(0.64)	$0.27	$(2.60)
Diluted	(0.09)	(0.64)	0.26	(2.60)

NEWS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	As of June 30, 2019	As of June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,643	$2,034
Receivables, net	1,544	1,612
Inventory, net	348	376
Other current assets	515	372

Total current assets	4,050	4,394

Non-current assets:
Investments	335	393
Property, plant and equipment, net	2,554	2,560
Intangible assets, net	2,426	2,671
Goodwill	5,147	5,218
Deferred income tax assets	269	279
Other non-current assets	930	831

Total assets	$15,711	$16,346

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$411	$605
Accrued expenses	1,328	1,340
Deferred revenue	428	516
Current borrowings	449	462
Other current liabilities	724	372

Total current liabilities	3,340	3,295

Non-current liabilities:
Borrowings	1,004	1,490
Retirement benefit obligations	266	245
Deferred income tax liabilities	295	389
Other non-current liabilities	495	430
Commitments and contingencies
Redeemable preferred stock	-	20
Equity:
Class A common stock	4	4
Class B common stock	2	2
Additional paid-in capital	12,243	12,322
Accumulated deficit	(1,979)	(2,163)
Accumulated other comprehensive loss	(1,126)	(874)

Total News Corporation stockholders’ equity	9,144	9,291
Noncontrolling interests	1,167	1,186

Total equity	10,311	10,477

Total liabilities and equity	$15,711	$16,346

NEWS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	For the fiscal years ended
	June 30,
	2019	2018
Operating activities:
Net income (loss)	$228	$(1,444)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	659	472
Equity losses of affiliates	17	1,006
Cash distributions received from affiliates	32	5
Impairment charges	96	280
Other, net	(33)	324
Deferred income taxes and taxes payable	-	202
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	134	(128)
Inventories, net	(58)	(14)
Accounts payable and other liabilities	(147)	54

Net cash provided by operating activities	928	757

Investing activities:
Capital expenditures	(572)	(364)
Acquisitions, net of cash acquired	(188)	(77)
Investments in equity affiliates and other	(4)	(18)
Other investments	(34)	(33)
Proceeds from property, plant and equipment and other asset dispositions	103	138
Other	18	33

Net cash used in investing activities	(677)	(321)

Financing activities:
Borrowings	681	95
Repayment of borrowings	(1,116)	(213)
Dividends paid	(161)	(158)
Other, net	(14)	(122)

Net cash used in financing activities	(610)	(398)

Net change in cash and cash equivalents	(359)	38
Cash and cash equivalents, beginning of year	2,034	2,016
Exchange movement on opening cash balance	(32)	(20)

Cash and cash equivalents, end of year	$1,643	$2,034

NOTE 1 – ADJUSTED REVENUES, ADJUSTED TOTAL SEGMENT EBITDA AND ADJUSTED SEGMENT EBITDA

The Company uses revenues, Total Segment EBITDA and Segment EBITDA excluding the impact of acquisitions, divestitures, fees and costs, net of indemnification, related to the claims and investigations arising out of certain conduct at The News of the World (the “U.K. Newspaper Matters”) and foreign currency fluctuations (“Adjusted Revenues,” “Adjusted Total Segment EBITDA” and “Adjusted Segment EBITDA,” respectively) to evaluate the performance of the Company’s core business operations exclusive of certain items that impact the comparability of results from period to period such as the unpredictability and volatility of currency fluctuations. The Company calculates the impact of foreign currency fluctuations for businesses reporting in currencies other than the U.S. dollar by multiplying the results for each quarter in the current period by the difference between the average exchange rate for that quarter and the average exchange rate in effect during the corresponding quarter of the prior year and totaling the impact for all quarters in the current period.

The calculation of Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted Revenues, Adjusted Total Segment EBITDA and Adjusted Segment EBITDA are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for amounts determined under GAAP as measures of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported revenues and reported Total Segment EBITDA to Adjusted Revenues and Adjusted Total Segment EBITDA for the three months and fiscal years ended June 30, 2019 and 2018:

	Revenues			Total Segment EBITDA
	For the three months ended June 30,			For the three months ended June 30,
	2019	2018	Difference	2019	2018	Difference
	(in millions)			(in millions)
As reported	$2,466	$2,693	$(227)	$269	$314	$(45)
Impact of acquisitions	(13)	-	(13)	15	12	3
Impact of divestitures	-	(13)	13	-	(1)	1
Impact of foreign currency fluctuations	105	-	105	16	-	16
Net impact of U.K. Newspaper Matters	-	-	-	2	3	(1)

As adjusted	$2,558	$2,680	$(122)	$302	$328	$(26)

	Revenues			Total Segment EBITDA
	For the fiscal years ended June 30,			For the fiscal years ended June 30,
	2019	2018	Difference	2019	2018	Difference
	(in millions)			(in millions)
As reported	$10,074	$9,024	$1,050	$1,244	$1,071	$173
Impact of acquisitions	(1,336)	-	(1,336)	(203)	17	(220)
Impact of divestitures	(14)	(51)	37	-	2	(2)
Impact of foreign currency fluctuations	311	-	311	49	-	49
Net impact of U.K. Newspaper Matters	-	-	-	10	(35)	45

As adjusted	$9,035	$8,973	$62	$1,100	$1,055	$45

Foreign Exchange Rates

Average foreign exchange rates used in the calculation of the impact of foreign currency fluctuations for each of the three month periods in the fiscal years ended June 30, 2019 and 2018 are as follows:

	Fiscal Year 2019
	Q1	Q2	Q3	Q4
Australian Dollar / U.S. Dollar	0.73	0.72	0.71	0.70
British Pound Sterling / U.S. Dollar	1.30	1.29	1.30	1.29

	Fiscal Year 2018
	Q1	Q2	Q3	Q4
Australian Dollar / U.S. Dollar	0.79	0.77	0.79	0.76
British Pound Sterling / U.S. Dollar	1.31	1.33	1.39	1.36

Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months and fiscal years ended June 30, 2019 and 2018 are as follows:

	For the three months ended June 30,
	2019	2018	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$1,257	$1,288	(2)%
Subscription Video Services	580	610	(5)%
Book Publishing	427	490	(13)%
Digital Real Estate Services	293	292	-
Other	1	-	**

Adjusted Total Revenues	$2,558	$2,680	(5)%

Adjusted Segment EBITDA:
News and Information Services	$111	$95	17%
Subscription Video Services	91	109	(17)%
Book Publishing	45	72	(38)%
Digital Real Estate Services	105	98	7%
Other	(50)	(46)	(9)%

Adjusted Total Segment EBITDA	$302	$328	(8)%

	For the fiscal years ended June 30,
	2019	2018	% Change
	(in millions)		Better/(Worse)
Adjusted Revenues:
News and Information Services	$5,074	$5,091	-
Subscription Video Services	987	1,004	(2)%
Book Publishing	1,781	1,758	1%
Digital Real Estate Services	1,190	1,118	6%
Other	3	2	**

Adjusted Total Revenues	$9,035	$8,973	1%

Adjusted Segment EBITDA:
News and Information Services	$425	$396	7%
Subscription Video Services	153	190	(19)%
Book Publishing	254	239	6%
Digital Real Estate Services	448	404	11%
Other	(180)	(174)	(3	) %

Adjusted Total Segment EBITDA	$1,100	$1,055	4%

** - Not meaningful

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the three months ended June 30, 2019 and 2018:

	For the three months ended June 30, 2019
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,227	$(10)	$-	$40	$-	$1,257
Subscription Video Services	536	-	-	44	-	580
Book Publishing	419	-	-	8	-	427
Digital Real Estate Services	283	(3)	-	13	-	293
Other	1	-	-	-	-	1

Total Revenues	$2,466	$(13)	$-	$105	$-	$2,558

Segment EBITDA:
News and Information Services	$108	$1	$-	$2	$-	$111
Subscription Video Services	85	(2)	-	8	-	91
Book Publishing	44	-	-	1	-	45
Digital Real Estate Services	84	16	-	5	-	105
Other	(52)	-	-	-	2	(50)

Total Segment EBITDA	$269	$15	$-	$16	$2	$302

	For the three months ended June 30, 2018
	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$1,294	$-	$(6)	$-	$-	$1,288
Subscription Video Services	610	-	-	-	-	610
Book Publishing	490	-	-	-	-	490
Digital Real Estate Services	299	-	(7)	-	-	292
Other	-	-	-	-	-	-

Total Revenues	$2,693	$-	$(13)	$-	$-	$2,680

Segment EBITDA:
News and Information Services	$95	$-	$-	$-	$-	$95
Subscription Video Services	97	12	-	-	-	109
Book Publishing	72	-	-	-	-	72
Digital Real Estate Services	99	-	(1)	-	-	98
Other	(49)	-	-	-	3	(46)

Total Segment EBITDA	$314	$12	$(1)	$-	$3	$328

The following tables reconcile reported revenues and Segment EBITDA by segment to Adjusted Revenues and Adjusted Segment EBITDA by segment for the fiscal years ended June 30, 2019 and 2018:

	For the fiscal year ended June 30, 2019

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$4,956	$(24)	$(12)	$154	$-	$5,074
Subscription Video Services	2,202	(1,289)	-	74	-	987
Book Publishing	1,754	-	-	27	-	1,781
Digital Real Estate Services	1,159	(23)	(2)	56	-	1,190
Other	3	-	-	-	-	3

Total Revenues	$10,074	$(1,336)	$(14)	$311	$-	$9,035

Segment EBITDA:
News and Information Services	$417	$1	$-	$7	$-	$425
Subscription Video Services	380	(238)	-	11	-	153
Book Publishing	253	-	-	1	-	254
Digital Real Estate Services	384	34	-	30	-	448
Other	(190)	-	-	-	10	(180)

Total Segment EBITDA	$1,244	$(203)	$-	$49	$10	$1,100

	For the fiscal year ended June 30, 2018

	As Reported	Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Fluctuations	Net Impact of U.K. Newspaper Matters	As Adjusted
	(in millions)
Revenues:
News and Information Services	$5,119	$-	$(28)	$-	$-	$5,091
Subscription Video Services	1,004	-	-	-	-	1,004
Book Publishing	1,758	-	-	-	-	1,758
Digital Real Estate Services	1,141	-	(23)	-	-	1,118
Other	2	-	-	-	-	2

Total Revenues	$9,024	$-	$(51)	$-	$-	$8,973

Segment EBITDA:
News and Information Services	$397	$-	$(1)	$-	$-	$396
Subscription Video Services	173	17	-	-	-	190
Book Publishing	239	-	-	-	-	239
Digital Real Estate Services	401	-	3	-	-	404
Other	(139)	-	-	-	(35)	(174)

Total Segment EBITDA	$1,071	$17	$2	$-	$(35)	$1,055

NOTE 2 – TOTAL SEGMENT EBITDA

Segment EBITDA is defined as revenues less operating expenses and selling, general and administrative expenses. Segment EBITDA does not include: depreciation and amortization, impairment and restructuring charges, equity losses of affiliates, interest expense, net, other, net and income tax (expense) benefit. Management believes that Segment EBITDA is an appropriate measure for evaluating the operating performance of the Company’s business segments because it is the primary measure used by the Company’s chief operating decision maker to evaluate the performance of and allocate resources within the Company’s businesses. Segment EBITDA provides management, investors and equity analysts with a measure to analyze the operating performance of each of the Company’s business segments and its enterprise value against historical data and competitors’ data, although historical results may not be indicative of future results (as operating performance is highly contingent on many factors, including customer tastes and preferences).

Total Segment EBITDA is a non-GAAP measure and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, this measure does not reflect cash available to fund requirements and excludes items, such as depreciation and amortization and impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. The Company believes that the presentation of Total Segment EBITDA provides useful information regarding the Company’s operations and other factors that affect the Company’s reported results. Specifically, the Company believes that by excluding certain one-time or non-cash items such as impairment and restructuring charges and depreciation and amortization, as well as potential distortions between periods caused by factors such as financing and capital structures and changes in tax positions or regimes, the Company provides users of its consolidated financial statements with insight into both its core operations as well as the factors that affect reported results between periods but which the Company believes are not representative of its core business. As a result, users of the Company’s consolidated financial statements are better able to evaluate changes in the core operating results of the Company across different periods. The following tables reconcile net (loss) income to Total Segment EBITDA:

	For the three months ended June 30,
	2019	2018	Change	% Change
	(in millions)
Net loss	$(42)	$(355)	$313	88%
Add:
Income tax expense	14	63	(49)	(78)%
Other, net	(3)	333	(336)	**
Interest expense, net	14	16	(2)	(13)%
Equity losses of affiliates	4	4	-	-
Impairment and restructuring charges	117	78	39	50%
Depreciation and amortization	165	175	(10)	(6)%

Total Segment EBITDA	$269	$314	$(45)	(14)%

** - Not meaningful

	For the fiscal years ended June 30,
	2019	2018	Change	% Change
	(in millions)
Net income (loss)	$228	$(1,444)	$1,672	**
Add:
Income tax expense	126	355	(229)	(65)%
Other, net	(33)	324	(357)	**
Interest expense, net	59	7	52	**
Equity losses of affiliates	17	1,006	(989)	(98)%
Impairment and restructuring charges	188	351	(163)	(46)%
Depreciation and amortization	659	472	187	40%

Total Segment EBITDA	$1,244	$1,071	$173	16%

** - Not meaningful

NOTE 3 – ADJUSTED NET INCOME (LOSS) AVAILABLE TO NEWS CORPORATION STOCKHOLDERS AND ADJUSTED EPS

The Company uses net income (loss) available to News Corporation stockholders and diluted earnings per share (“EPS”) excluding expenses related to U.K. Newspaper Matters, impairment and restructuring charges and “Other, net”, net of tax, recognized by the Company or its equity method investees, as well as the settlement of certain pre-Separation tax matters and the impact of the U.S. Tax Cuts and Jobs Act (the “Tax Act”) (“adjusted net income (loss) available to News Corporation stockholders” and “adjusted EPS,” respectively), to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period, as well as certain non-operational items. The calculation of adjusted net income (loss) available to News Corporation stockholders and adjusted EPS may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Adjusted net income (loss) available to News Corporation stockholders and adjusted EPS are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income (loss) available to News Corporation stockholders and net income (loss) per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The following tables reconcile reported net income (loss) available to News Corporation stockholders and reported diluted EPS to adjusted net income available to News Corporation stockholders and adjusted EPS for the three months and fiscal years ended June 30, 2019 and 2018:

	For the three months ended June 30, 2019		For the three months ended June 30, 2018
	Net (loss) income available to stockholders	EPS	Net (loss) income available to stockholders	EPS
	(in millions, except per share data)
Net loss	$(42)		$(355)
Less: Net income attributable to noncontrolling interests	(9)		(16)
Less: Redeemable preferred stock dividends	-		(1)

Loss available to News Corporation stockholders	$(51)	$(0.09)	$(372)	$(0.64)
U.K. Newspaper Matters	2	0.01	3	0.01
Impairment and restructuring charges (a)	117	0.20	78	0.13
Other, net (b)	(3)	(0.01)	333	0.57
Tax impact on items above	(12)	(0.02)	(7)	(0.01)
Impact of tax settlement (c)	-	-	(49)	(0.08)
Impact of Tax Act (d)	-	-	63	0.11
Impact of noncontrolling interest on items above	(9)	(0.02)	(2)	(0.01)

As adjusted	$44	$0.07	$47	$0.08

(a)	Impairment and restructuring charges for the three months ended June 30, 2019 and 2018 included non-cash impairment charges of approximately $87 million and $55 million, respectively.

(b)

During the three months ended June 30, 2018, the Company recognized a loss of approximately $337 million related to the Transaction, primarily related to the write-off of the FSA channel distribution agreement intangible asset.

(c)	In the three months ended June 30, 2018, the Company recorded a $49 million adjustment related to the settlement of certain pre-Separation tax matters with the IRS.

(d)	During the three months ended June 30, 2018, the Company recorded a $63 million adjustment to its provisional charge related to the Tax Act.

	For the fiscal year ended June 30, 2019		For the fiscal year ended June 30, 2018
	Net income (loss) available to stockholders	EPS	Net (loss) income available to stockholders	EPS
	(in millions, except per share data)
Net income (loss)	$228		$(1,444)
Less: Net income attributable to noncontrolling interests	(73)		(70)
Less: Redeemable preferred stock dividends	-		(2)

Income (loss) available to News Corporation stockholders	$155	$0.26	$(1,516)	$(2.60)
U.K. Newspaper Matters (a)	10	0.02	(35)	(0.06)
Impairment and restructuring charges (b)	188	0.32	351	0.60
Other, net (c)	(33)	(0.06)	324	0.56
Equity losses of affiliates (d)	-	-	970	1.66
Tax impact on items above	(37)	(0.06)	(15)	(0.03)
Impact of tax settlement (e)	-	-	(49)	(0.08)
Impact of Tax Act (f)	-	-	237	0.41
Impact of noncontrolling interest on items above	(13)	(0.02)	(10)	(0.02)

As adjusted	$270	$0.46	$257	$0.44

(a)

During the fiscal year ended June 30, 2018, the Company recorded a $46 million benefit from the reversal of certain previously accrued net liabilities for the U.K. Newspaper Matters as a result of an agreement reached with the relevant tax authority related to certain employment taxes.

(b)

Impairment and restructuring charges for the fiscal year ended June 30, 2019 included non-cash impairment charges of approximately $96 million related to the impairment of goodwill and intangible assets. Impairment and restructuring charges for the fiscal year ended June 30, 2018 included non-cash impairment charges of approximately $280 million, primarily related to the non-cash impairment charges at News America Marketing and FOX SPORTS Australia.

(c)

Other, net for the fiscal year ended June 30, 2018 reflects a loss of approximately $337 million related to the Transaction, primarily related to the write-off of the FSA channel distribution agreement intangible asset.

(d)

During the fiscal year ended June 30, 2018, the Company recognized a $957 million non-cash write-down of its investment in Foxtel as well as $13 million in non-cash write-downs of certain equity method investments’ carrying values.

(e)	In the fiscal year ended June 30, 2018, the Company recorded a $49 million adjustment related to the settlement of certain pre-Separation tax matters with the IRS.
(f)	During the fiscal year ended June 30, 2018, the Company recorded a $237 million charge as a result of the Tax Act.

NOTE 4 – PRO FORMA

The following supplemental unaudited pro forma information for the fiscal year ended June 30, 2018 reflects the Company’s results of operations as if the Transaction had occurred on July 1, 2016. The Company believes that the presentation of this supplemental information enhances comparability across the reporting periods. The information was prepared in accordance with Article 11 of Regulation S-X and is based on historical results of operations of News Corp and Foxtel, adjusted for the effect of any Transaction-related accounting adjustments, as described below. Pro forma adjustments were based on available information and assumptions regarding impacts that are directly attributable to the Transaction, are factually supportable, and are expected to have a continuing impact on the combined results. In addition, the pro forma information is provided for supplemental and informational purposes only, and is not necessarily indicative of what the Company’s results of operations would have been, or the Company’s future results of operations, had the Transaction actually occurred on the date indicated. As only the financial results for the Subscription Video Services segment were adjusted due to the presentation of this pro forma supplemental information, the Company is only providing pro forma supplemental information for this segment below, under “Subscription Video Services.” The unaudited pro forma information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as “Selected Financial Data” and our audited consolidated financial statements and related notes included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019 that will be filed with the Securities and Exchange Commission.

The following tables set forth the Company’s unaudited reported and pro forma results of operations for the fiscal years ended June 30, 2019 and 2018, respectively:

	For the fiscal years ended June 30,
(in millions, except %)	2019	2018	Change	% Change
	As reported	Pro forma	Better/(Worse)
Revenues:
Circulation and subscription	$4,104	$4,381	$(277)	(6) %
Advertising	2,738	2,997	(259)	(9) %
Consumer	1,679	1,664	15	1%
Real estate	908	858	50	6%
Other	645	664	(19)	(3) %

Total Revenues	10,074	10,564	(490)	(5) %
Operating expenses	(5,622)	(5,748)	126	2%
Selling, general and administrative	(3,208)	(3,373)	165	5%
Depreciation and amortization	(659)	(676)	17	3%
Impairment and restructuring charges	(188)	(1,313)	1,125	86%
Equity losses of affiliates	(17)	(27)	10	37%
Interest expense, net	(59)	(83)	24	29%
Other, net	33	11	22	**

Income (loss) before income tax expense	354	(645)	999	**
Income tax expense	(126)	(373)	247	66%

Net income (loss)	228	(1,018)	1,246	**
Less: Net income attributable to noncontrolling interests	(73)	(96)	23	24%

Net income (loss) attributable to News Corporation	$155	$(1,114)	$1,269	**

** - Not meaningful

	Pro Forma (unaudited)
	For the fiscal year ended June 30, 2018
	News Corp Historical(a)	Foxtel Historical(b)	Transaction Adjustments		Pro Forma
	(in millions, except per share amounts)
Revenues:
Circulation and subscription	$3,021	$1,638	$(278)	(c)(d)	$4,381
Advertising	2,856	141	-		2,997
Consumer	1,664	-	-		1,664
Real estate	858	-	-		858
Other	625	39	-		664

Total Revenues	9,024	1,818	(278)		10,564
Operating expenses	(4,903)	(1,136)	291	(c)(e)	(5,748)
Selling, general and administrative	(3,050)	(340)	17	(f)	(3,373)
Depreciation and amortization	(472)	(187)	(17)	(g)(h)(i)	(676)
Impairment and restructuring charges	(351)	(5)	(957)	(j)	(1,313)
Equity (losses) earnings of affiliates	(1,006)	5	974	(j)	(27)
Interest expense, net	(7)	(76)	-		(83)
Other, net	(324)	(2)	337	(k)	11

(Loss) income before income tax expense	(1,089)	77	367		(645)
Income tax expense	(355)	(13)	(5)	(l)	(373)

Net (loss) income	(1,444)	64	362		(1,018)
Less: Net income (loss) attributable to noncontrolling interests	(70)	1	(27)	(m)	(96)

Net (loss) income attributable to News Corporation	$(1,514)	$65	$335		$(1,114)

Basic and diluted loss per share:
Net loss available to News Corporation stockholders per share	$(2.60)				$(1.92)

(a)

Reflects the historical results of operations of News Corporation. As the acquisition of a controlling interest in Foxtel was completed on April 3, 2018, Foxtel is reflected in our historical Statement of Operations from April 3, 2018 onwards.

(b)

Reflects the historical results of operations of Foxtel to the date of the Transaction. From April 3, 2018 onwards, Foxtel is included in the historical results of operations of News Corporation. The Statement of Operations of Foxtel is derived from its historical financial statements for the nine months ended March 31, 2018. The Statement of Operations for the nine months ended March 31, 2018 reflects Foxtel’s Statement of Operations on a U.S. GAAP basis and translated from Australian dollars to U.S. dollars, the reporting currency of the combined group, using the quarterly average rates for each quarter in the period presented. Additionally, certain balances within Foxtel’s historical financial information were reclassified to be consistent with the Company’s presentation.

(c)	Represents the impact of eliminating transactions between Foxtel and the consolidated subsidiaries of News Corporation, which would be eliminated upon consolidation as a result of the Transaction.
(d)

Reflects the reversal of revenue recognized in Foxtel’s historical Statement of Operations resulting from the fair value adjustment of Foxtel’s historical deferred installation revenue in the preliminary purchase price allocation for the Transaction.

(e)

Reflects the adjustment to amortization of program inventory recognized in Foxtel’s historical Statement of Operations related to the fair value adjustment of Foxtel’s historical program inventory in the preliminary purchase price allocation.

(f)

Reflects the removal of transaction expenses directly related to the Transaction that are included in News Corp’s historical Statement of Operations for the fiscal year ended June 30, 2018. These costs are considered to be non-recurring in nature, and as such, have been excluded from the pro forma Statement of Operations.

(g)	Reflects the adjustment to amortization expense resulting from the recognition of amortizable intangible assets in the preliminary purchase price allocation.

(h)

Reflects the adjustment to depreciation and amortization expense resulting from the fair value adjustment to Foxtel’s historical fixed assets in the preliminary purchase price allocation, which resulted in a step-up in the value of such assets.

(i)

Reflects the reversal of amortization expense included in News Corp’s historical Statement of Operations from the Company’s settlement of its pre-existing contractual arrangement between Foxtel and FOX SPORTS Australia, which resulted in a write-off of its channel distribution agreement intangible asset at the time of the Transaction.

(j)

Represents the impact to equity losses of affiliates as a result of the Transaction, as if the Transaction occurred on July 1, 2016. Historically News Corp accounted for its investment in Foxtel under the equity method of accounting. As a result of the Transaction, Foxtel became a majority-owned subsidiary of the Company, and therefore, the impact of Foxtel on the Company’s historical equity losses of affiliates was eliminated. In addition, News Corp recorded impairment to its investment in Foxtel within equity losses of affiliates which is reflected in News Corp’s historical results. As this impairment is non-recurring in nature and is not directly attributable to the Transaction, such amount has not been eliminated and has been reclassified in the pro forma Statement of Operations from equity losses of affiliates into impairment and restructuring charges.

(k)

Represents the write-off recorded as a result of the effective settlement of the channel distribution agreement between FOX SPORTS Australia and Foxtel as a result of the Transaction as well as other costs directly attributable to the Transaction. The write-off of the intangible asset related to this agreement and other associated costs are considered transaction costs directly attributable to the Transaction that were incurred in the fiscal year ended June 30, 2018.

(l)

In determining the tax rate to apply to our pro forma adjustments we used the Australian statutory rate of 30%, which is the jurisdiction in which the business operates. However, in certain instances, the effective tax rate applied to certain adjustments differs from the statutory rate primarily as a result of certain valuation allowances on deferred tax assets, based on the Company’s historical tax profile in Australia.

(m)	Represents the adjustment, as a result of the Transaction, to reflect the non-controlling interest of the combined company on a pro forma basis.

Pro Forma Segment Analysis

The following table reconciles unaudited reported and pro forma Net income (loss) to unaudited reported and pro forma Total Segment EBITDA for the fiscal years ended June 30, 2019 and 2018:

	For the fiscal years ended June 30,
	2019	2018
(in millions)	As reported	Pro forma
Net income (loss)	$228	$(1,018)
Add:
Income tax expense	126	373
Other, net	(33)	(11)
Interest, net	59	83
Equity losses of affiliates	17	27
Impairment and restructuring charges	188	1,313
Depreciation and amortization	659	676

Total Segment EBITDA	$1,244	$1,443

The following table sets forth unaudited reported revenues and Segment EBITDA for the fiscal year ended June 30, 2019 and pro forma revenues and Segment EBITDA for the fiscal year ended June 30, 2018:

	For the fiscal years ended June 30,
	2019		2018
		Segment		Segment
	Revenues	EBITDA	Revenues	EBITDA
(in millions)	As reported		Pro forma
News and Information Services	$4,956	$417	$5,119	$397
Subscription Video Services	2,202	380	2,544	545
Book Publishing	1,754	253	1,758	239
Digital Real Estate Services	1,159	384	1,141	401
Other	3	(190)	2	(139)

Total	$10,074	$1,244	$10,564	$1,443

Subscription Video Services (Pro Forma)

	For the fiscal years ended June 30,
	2019	2018	% Change
(in millions, except %)	As reported	Pro forma	Better/(Worse)
Revenues:
Circulation and subscription	$1,926	$2,210	(13)%
Advertising	215	268	(20)%
Other	61	66	(8)%

Total Revenues	2,202	2,544	(13)%
Operating expenses	(1,476)	(1,499)	2%
Selling, general and administrative	(346)	(500)	31%

Segment EBITDA	$380	$545	(30)%